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                                                                     EXHIBIT 5.1
                                                                     -----------



                               September 27, 1996



Custom Chrome, Inc.
16100 Jacqueline Court
Morgan Hill, CA 95037

     RE:  CUSTOM CHROME, INC. 1996 EMPLOYEE STOCK PURCHASE PLAN
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about September 27, 1996, in connection with the registration under the Securities Act of 1933, as amended, of 150,000 shares of your Common Stock (the "Shares") reserved for issuance under the Custom Chrome, Inc. 1996 Employee Stock Purchase Plan (the "Plan").
As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of said Shares.

     It is our opinion that, the Shares, when issued and sold in the manner referred to in the Plan and the agreements that accompany the Plan, and in accordance with the Company's Restated Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati